EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Janel World Trade Ltd. and Subsidiaries
150-14 132nd Avenue
Jamaica, New York 11434

Gentlemen:

We have issued our report dated December 11, 2009, except as to the last paragraph of Note 10 the date of which is January 4, 2010, accompanying the financial statements of Janel World Trade Ltd. and Subsidiaries contained in the Form 10K under the Securities Exchange Act of 1934, as amended.  We consent to the use of the aforementioned report in the Form 10K under the Securities Exchange Act of 1934, as amended.

/S/ PARITZ & COMPANY, P.A.
Paritz & Company, P.A.

Hackensack, New Jersey
January 13, 2010